Exhibit 99.1

Central Vermont Public Service

NEWS RELEASE

For Immediate Release:  November 6, 2009
Central Vermont Reports Third Quarter Earnings

▪	Year-to-date earnings of $18.6 million, or $1.57 per diluted share, 2 cents higher than last year

➢	$4.3 million decrease in operating revenue
➢	$6.4 million decrease in purchased power expense
➢	$4.8 million increase in Other operating expenses
➢	$1.0 million increase in equity in earnings of affiliates
➢	$2.4 million increase in other income, net

▪	Third-quarter earnings of $6.2 million, or 52 cents per diluted share, 9 cents lower than last year

➢	$2.0 million decrease in operating revenue
➢	$2.5 million decrease in purchased power expense
➢	$4.8 million increase in Other operating expenses
➢	$0.3 million increase in equity in earnings of affiliates
➢	$1.2 million increase in other income, net

▪	The impact of the November 2008 stock issuance of 1,190,000 shares decreased per-diluted-share-earnings by 6 cents for the third quarter and 18 cents for the first nine months of 2009.

▪	Raises earnings guidance for 2009 to $1.50 to $1.65 per share from $1.40 to $1.60 per share

RUTLAND, VT - Central Vermont Public Service (NYSE: CV) reported consolidated earnings of $18.6 million, or $1.57 per diluted share of common stock, for the first nine months of 2009, compared to $16.4 million, or $1.55 per diluted share of common stock, for the same period last year.

CV reported third-quarter 2009 consolidated earnings of $6.2 million, or 52 cents per diluted share of common stock, compared to $6.5 million, or 61 cents per diluted share of common stock, for the same period last year.

"The economy is clearly having an impact on our business by reducing energy demand, but thanks to prudent cost controls and hard work, we are performing even better than we expected,” President Bob Young said.  “We have seen demand fall among all classes of customers, from residential to industrial, but we continue to work with the resources we have, and we continue to provide exemplary service to our customers.  That is the foundation for everything we do, and we are excelling on that front.

“Three-quarters of the way through the year, we are on our way to meeting every one of our state-monitored service quality standards,” Young said.  “If we maintain that level of quality, which I am confident we will, it will make 2009 the fifth straight year we have met all standards, which is the best mark of any utility in Vermont.”

Year-to-Date 2009 results compared to 2008
Through the first nine months, operating revenues decreased $4.3 million, including a $5.8 million decrease in retail revenues, an increase of $1 million from provision for rate refunds, partially offset by a $1.7 million increase in other operating revenues and a $0.8 million increase in resale revenue.  The decrease in retail revenues resulted from lower average usage resulting from the sluggish economy, energy conservation, and the loss of three commercial and industrial customers due to plant closures, partially offset by higher average unit prices due to customer usage mix.  The provision for rate refund is related to the 2009 deferrals of over-collection of power, production and transmission costs as required by the power cost adjustment clause of our alternative regulation plan.  The over-collection of power costs is being returned to retail customers through the first quarter of 2010.  Other operating revenues increased primarily due to increased sales of transmission rights, renewable energy credits and increased wholesale rates.  Resale revenues increased due to higher volumes of excess power available for resale, partially offset by lower average market prices.

Purchased power expense decreased $6.4 million, primarily due to a reduction of $3.9 million in purchases from Independent Power Producers.  Short-term power purchases decreased $3.8 million and decommissioning costs decreased $0.7 million.  These reductions were partially offset by an increase in other power costs of $1.7 million, primarily due to increased capacity payments of $1.2 million, and increased Hydro-Quebec purchases of $0.3 million.  Other operating expenses increased $4.8 million, primarily due to a $3.2 million increase in transmission expenses due to higher rates, and higher costs from Vermont Transco LLC ("Transco") for its capital projects, offset by higher NOATT reimbursements.  Other increased costs included higher regulatory amortizations of $1.5 million, higher depreciation expense of $0.8 million, higher reserves for uncollectible accounts of $0.4 million, higher outside services of $0.4 million and higher property taxes of $0.4 million.  These higher costs were partially offset by a $2.4 million decrease in maintenance expenses, primarily due to lower service restoration costs.  There were several major storms in 2008 and none in the first three-quarters of 2009.

Equity in earnings of affiliates increased $1 million, principally due to the $3.1 million investment that we made in Transco in December 2008, and other accumulated adjustments.  Other income, net increased $2.4 million, largely due to an increase in the cash surrender value of variable life insurance policies in trust to fund a supplemental employee retirement plan, and interest expense increased $0.1 million.

Third quarter 2009 results compared to 2008
Operating revenues decreased $2 million for many of the same reasons described above.

Purchased power expense decreased $2.5 million for the same reasons described above.  Short-term purchases decreased $3.2 million and IPP purchases decreased $0.5 million, partially offset by an increase in other purchases of $1 million.

Other operating expenses increased $4.8 million, including a $2.8 million increase in transmission expenses, and for many of the same reasons described above.  These higher costs were partially offset by lower maintenance costs for the same reasons described above.

Equity in earnings of affiliates increased $0.3 million and other income, net increased $1.2 million, for many of the same reasons described above.

2008 Common Stock Issuance
Earnings per share for the third quarter and first nine months of 2009 reflect the impact of the November 2008 common stock issuance. On November 24, 2008, CV issued 1,190,000 shares, resulting in net proceeds of approximately $21.3 million.  The net proceeds of the offering were used for general corporate purposes, including the repayment of debt, capital expenditures, investments in Transco and working capital requirements.  The common stock issuance decreased per-diluted-share earnings by 6 cents for the third quarter of 2009 and decreased per-diluted-share earnings by 18 cents for the first nine months of 2009.

2009 Financial Guidance
CV previously issued 2009 earnings guidance in the range of $1.40 to $1.60 per diluted share.  We are now raising our earnings guidance range to $1.50 to $1.65 per share. As part of a rate agreement approved by the Vermont Public Service Board, the company's allowed rate of return for 2009 is 9.77 percent.

Webcast
CV will host an earnings teleconference and webcast on Nov. 6, 2009 beginning at 2 p.m. EST.  At that time, CV President and CEO Robert Young and CV Chief Financial Officer Pamela Keefe will discuss the company’s financial results, as well as progress made toward achieving the company’s long-term strategy.

Interested parties may listen to the conference call live on the Internet by selecting the "CVPS Q3 2009 Earnings Call" link on the "Investor Relations" section of the company’s website at www.cvps.com. An audio archive of the call will be available later that day at the same location or by dialing 1-877-660-6853 within the U.S. or internationally by dialing 1-201-612-7415 and entering Account 286 and Conference ID 330650.

About CV
CV is Vermont’s largest electric utility, serving approximately 159,000 customers statewide.  CV’s non-regulated subsidiary, Catamount Resources Corporation, sells and rents electric water heaters through a subsidiary, SmartEnergy Water Heating Services.

Form 10-Q
On Friday, Nov. 6, 2009, the company filed its third-quarter 2009 Form 10-Q with the Securities and Exchange Commission.  A copy of that report is available on our web site, www.cvps.com, under the "Investor Relations" section. Please refer to it for additional information regarding our condensed consolidated financial statements, results of operations, capital resources and liquidity.

Reconciliation of Earnings Per Diluted Share
	First Nine Months	Third Quarter
	2009 vs. 2008	2009 vs. 2008
2008 Earnings per diluted share	$1.55	$0.61

Year-over-Year Effects on Earnings:
Lower purchased power expense	0.36	0.13
Higher equity in earnings of affiliates	0.07	0.03
Lower operating revenues	(0.25)	(0.12)
Higher transmission expense	(0.18)	(0.15)
Common stock issuance (Nov. 2008) - 1,190,000 additional shares	(0.18)	(0.06)
Higher other operating expenses	(0.04)	(0.07)
Other (mostly variable life insurance)	0.24	0.15
2009 Earnings per diluted share	$1.57	$0.52

(a)
The additional shares from the November 2008 stock issuance were excluded from the 11,717,218 average shares of common stock - diluted for the third quarter and the 11,685,795 average shares of common stock - diluted for the first nine months, for the purposes of computing the individual EPS variances shown above in order to provide comparable information for 2009 vs. 2008.

Forward-Looking Statements
Statements contained in this press release that are not historical fact are forward-looking statements intended to qualify for the safe-harbors from the liability established by the Private Securities Litigation Reform Act of 1995.  Statements made that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements.  Actual results will depend, among other things, upon the actions of regulators, performance of the Vermont Yankee nuclear power plant, effects of and changes in weather and economic conditions, volatility in wholesale electric markets, volatility in the financial markets, and our ability to maintain our current credit ratings.  These and other risk factors are detailed in CV's Securities and Exchange Commission filings.  CV cannot predict the outcome of any of these matters; accordingly, there can be no assurance that such indicated results will be realized. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this press release.  CV does not undertake any obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this press release.

Media Inquiries:	Steve Costello, Director of Public Affairs (802) 747-5427; e-mail: scostel@cvps.com (802) 742-3062 (pager)
Contact:	Pamela Keefe, Senior Vice President, Chief Financial Officer and Treasurer (802) 747-5435; e-mail: pkeefe@cvps.com

Central Vermont Public Service Corporation - Consolidated
Earnings Release (unaudited)
(dollars in thousands, except per share amounts)

	Three Months Ended September 30		Nine Months Ended September 30
Condensed income statement	2009	2008	2009	2008
Operating revenues:
Retail sales	$68,067	$70,362	$205,532	$211,341
Resale sales	10,188	10,751	41,252	40,430
Provision for rate refund	(27)	0	(1,128)	(62)
Other	3,563	2,654	9,489	7,769
Total operating revenues	81,791	83,767	255,145	259,478

Operating expenses:
Purchased power - affiliates and other	37,676	40,131	117,891	124,319
Other operating expenses	37,994	33,201	116,111	111,344
Income tax expense	905	3,120	4,541	5,825
Total operating expense	76,575	76,452	238,543	241,488
Utility operating income	5,216	7,315	16,602	17,990

Other income:
Equity in earnings of affiliates	4,320	4,043	13,196	12,242
Other, net	774	(427)	1,508	(892)
Income tax expense	(1,186)	(1,467)	(4,008)	(4,350)
Total other income	3,908	2,149	10,696	7,000

Interest expense	2,924	2,983	8,729	8,600
Net income	6,200	6,481	18,569	16,390
Dividends declared on preferred stock	92	92	276	276
Earnings available for common stock	$6,108	$6,389	$18,293	$16,114

Per common share data
Earnings per share of common stock - basic	$0.52	$0.62	$1.57	$1.56
Earnings per share of common stock - diluted	$0.52	$0.61	$1.57	$1.55

Average shares of common stock outstanding - basic	11,679,133	10,352,262	11,647,626	10,321,998
Average shares of common stock outstanding - diluted	11,717,218	10,422,143	11,685,795	10,399,062

Dividends declared per share of common stock	$0.23	$0.23	$0.92	$0.92
Dividends paid per share of common stock	$0.23	$0.23	$0.92	$0.69

Supplemental financial statement data
Balance sheet
Investments in affiliates			$107,459	$97,639
Total assets			$622,108	$559,007
Notes Payable			$0	$8,400
Common stock equity			$228,619	$197,799
Long-term debt (excluding current portions)			$178,300	$175,350

Cash Flows
Cash and cash equivalents at beginning of period			$6,722	$3,803
Cash provided by operating activities			33,326	32,793
Cash used for investing activities			(21,970)	(26,027)
Cash provided by financing activities			(7,802)	159
Cash and cash equivalents at end of period			$10,276	$10,728

Refer to our third-quarter 2009 Form 10-Q for additional information.